Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-277953 and 333-284307 on Form S-3 and Registration Statement No. 333-281649 on Form S-8 of our report dated March 16, 2026, relating to the financial statements of Pangaea Logistics Solutions Limited and the effectiveness of Pangaea Logistics Solutions Limited’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York

March 16, 2026